                                                                      EXHIBIT 11





                         EAGLE-PICHER INDUSTRIES, INC.
                    CALCULATION OF AVERAGE NUMBER OF SHARES
                             (Shares in thousands)





                                                     Three Months Ended     Six Months Ended
                                                          May 31                  May 31
                                                     ------------------     ----------------
                                                     1994        1993       1994       1993
                                                     ----        ----       ----       ----
   Average common shares outstanding                11,125      11,125     11,125     11,125


   Less average common treasury shares                  84          84         84        105
                                                    ------      ------     ------     ------

         Number of shares for net income
         per share                                  11,041      11,041     11,041     11,020
                                                    ======      ======     ======     ======





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